EXHIBIT 99.1

June 17, 2010	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
Website: www.midwaygold.com

Midway Gold Builds Project Development Team, Grants Options

Vancouver, British Columbia – June 17, 2010, Midway Gold Corp. (“Midway” or the “Company”) (MDW:TSX-V; MDW:NYSE-AMEX) is now funded with the closing of the offering of C$6.6 million announced on June 16, 2010 to more aggressively pursue its plans to advance the Company’s 100% owned Pan gold resource located in White Pine  County, Nevada through the steps to production by as early as 2013.

Midway expects to spend approximately $3.25 million over the next twelve months on programs including a scoping study, development drilling, an environmental impact study, metallurgical testing, waste rock characterization, water rights and base line studies.  Drilling is expected to be conducted to support metallurgical testing, environmental base line, geotechnical work and exploration/expansion of the resource.

Midway is transitioning itself from an exploration company to a gold production company and is building a management team that began with the appointment of Kenneth A. Brunk as President and Chief Operating Officer.  Mr. Brunk holds a degree in Metallurgical Engineering from Michigan Technological University and has held key management positions at multiple gold mining companies.  Most recently, he served as Chief Operating Officer of Romarco Minerals.  Prior to that, Mr. Brunk served as Senior Vice President and Senior Technical Officer at Newmont Mining.  Throughout his forty-two year career, Mr. Brunk has conducted numerous feasibility studies and has as well been responsible for designing, constructing, staffing and operating multiple mining operations and improving process efficiencies around the world.

Since joining Midway in May 2010, Mr. Brunk has identified the critical path items and timeline to develop the Pan project to production.  Consultants have been engaged and work has been underway for the last month to complete the environmental baseline studies and the design documents and permit applications.

Midway is now pleased to announce the appointment of Richard D. Moritz (M.Sc. and QP) to the new position of Vice President of Project Development and the change in title of William S. Neal to Vice President of Geological Services.  Both officers report to Mr. Brunk.

Mr. Moritz joins Midway from Gustavson Associates, LLC, where he conducted feasibility studies, process engineering, mine planning, and technical evaluation services.  His 30-year career spans technical and management positions with Royal Gold, Bateman Engineering, Nerco Minerals, and Falcon Exploration.  His specialty is the engineering and optimization of mines and processing plants, including start-up efforts in North and South America, Central Asia, and Australia.  Mr. Moritz holds a B.S. in Mining Engineering and M.S. in Business Administration, both from the University of Nevada, Reno.  He will be responsible for the oversight of engineering, technical personnel, permitting, and construction at the Company’s projects.

Mr. Moritz will direct the efforts of the consultants who have been engaged by the Company to advance its Pan project to a production decision:

•	Gustavson Associates, LLC. – preliminary economic assessment (PEA)
•	Cindi Byrns (Mytota, Inc.) – environmental and permitting consulting
•	SRK Consulting Engineers – permitting documents and site engineering
•	JBR Environmental Consultants – baseline environmental studies
•	Golder Associates – geotechnical engineering

Reflecting the Company’s transition to accelerated development of its project pipeline, Mr. Neal, as Vice President of Geological Services, will direct the geological efforts necessary for the advancement of Midway’s projects, as well as leading initiatives to identify and secure new projects for the benefit of Midway.

Mr. Neal will direct the efforts of the drill contractors who will be engaged to conduct the drilling as it relates to the resource exploration and expansion of the Pan gold deposit.

Pursuant to Midway’s shareholder approved combined incentive and non-qualified stock option plan, the board of directors of Midway has granted incentive and non-qualified stock options on a total of 1,705,000 shares of Midway's common stock exercisable for up to five years at a price of $0.58 per share being the last closing price of Midway's common shares prior to the board of directors granting the options. Some of the options are subject to vesting provisions and all of the options granted are subject to any applicable regulatory hold periods.

ON BEHALF OF THE BOARD
"Daniel Wolfus"
Daniel Wolfus, Chairman and CEO

For further information, please contact R.J. Smith at Midway Gold Corp. at (877) 475-3642 (toll-free).

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to design, build, and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  Midway controls over 65 square miles of mineral rights in the western United States, including four advanced exploration projects: Spring Valley, Pan, Golden Eagle, and Midway, as well as three early stage exploration targets.  These early stage exploration projects include Gold Rock, Roberts Gold and Burnt Canyon.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.